EXHIBIT 4.3

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Warrant No.: [ ]	Number of Shares: [ ]
Date of Issuance: January 18, 2012	(subject to adjustment)

JAZZ PHARMACEUTICALS PLC

Warrant To Purchase Ordinary Shares

This Warrant No. [            ] (this “Warrant”) of Jazz Pharmaceuticals plc, an Irish incorporated public limited company (the “Company”), for value received, hereby certifies that [                        ], the holder of this Warrant, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 6 below), up to [                ] ordinary shares of US$0.0001 each in the capital of the Company (“Ordinary Shares”), at a purchase price of $9.34 per share. The shares purchasable upon exercise of this Warrant and the purchase price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Stock” and the “Purchase Price,” respectively.

1. Exercise.

(a)      Manner of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, by surrendering this Warrant, with the exercise form appended hereto as Exhibit A duly executed by such Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, cheque, or wire transfer to an account designated in writing by the Company.

(b)      Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

(c)      Delivery to Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Registered Holder upon such exercise as provided in Section 1(a) above.

2. Adjustments.

(a)      Stock Splits and Dividends. If the outstanding shares of Warrant Stock shall be subdivided into a greater number of shares or a dividend in Warrant Stock shall be paid in respect of Warrant Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding shares of Warrant Stock shall be combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b)      Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Registered Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such Registered Holder would have been entitled upon such consummation if such Registered Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.

(c)      Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock or the Purchase Price pursuant to this Section 2, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Purchase Price after such adjustment and (iii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

3. Transfers.

(a)      Unregistered Security. Each holder of this Warrant acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees that in no event will it dispose of all or any portion of this Warrant or the Warrant Stock unless and until (a) it has complied with the provisions of Section 3(b) below, and (b) if reasonably requested by the

Company, the Registered Holder shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company and the Company’s counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local, or foreign law has been taken. Without limiting the foregoing, the Registered Holder, by accepting this Warrant, agrees that it may transfer this Warrant (or any portion hereof) only to one of its Affiliates (as defined in the Senior Secured Note and Warrant Purchase Agreement, dated June 24, 2005, by and among Jazz Inc. and the initial holders of the Series BB Warrants (the “Purchase Agreement”) or to any other person or entity that is acceptable to the Company, provided that, in the case of any transfer, the applicable transferee must agree in writing to be subject to the terms of this Warrant and the Investor Rights Agreement (as such terms are defined below); provided, however, that, except with respect to transfers to its Affiliates, the Registered Holder hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which this Warrant was originally offered and sold or would itself require registration and/or qualification under the Securities Act or applicable state securities laws. Each certificate evidencing this Warrant transferred as provided above shall bear an appropriate restrictive legend substantially to the foregoing effect.

For purposes of this Warrant, “Investor Rights Agreement” means that certain Third Amended and Restated Investor Rights Agreement, dated as of June 6, 2007, by and among Jazz Pharmaceuticals, Inc. (“Jazz Inc”), the investors in Jazz Inc’s Series A Preferred Stock, Series B Preferred Stock and Series B Prime Preferred Stock, the holders of the Common Stock Warrants (and any shares issued upon exercise of such warrants) and certain other holders of Ordinary Shares, as amended.

(b)      Transferability. Subject to the provisions of this Section 3 and the provisions of Section 5, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment in the form of Exhibit B hereto at the principal office of the Company. Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.

(c)      Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant and all other Ordinary Share Warrants. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company that:

(a)      Authorization. The Registered Holder has full power and authority to enter into, and perform its obligations under, this Warrant. This Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)      Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder and the Warrant Stock (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By accepting this Warrant, the Registered Holder further represents that the Registered Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. The Registered Holder has not been formed for the specific purpose of acquiring the Securities.

(c)      Disclosure of Information. The Registered Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities. The Registered Holder understands that such discussions, as well as any written information delivered by the Company to the Registered Holder, were intended to describe the aspects of the Company’s business which it believes to be material.

(d)      Restricted Securities. The Registered Holder understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. The Registered Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Registered Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)      Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5. Market Standoff.

(a)      Market Standoff. The Registered Holder hereby agrees that, if so requested by the Company and the Underwriter’s Representative (as defined below), if any, the Registered Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of this Warrant or other securities of the Company (“Market Standoff) without the prior written consent of the Company and the Underwriter’s Representative for such period of time commencing with the date the Company provides notice to the Registered Holder of a proposed follow-on offering and ending 90 days after the effective date of the Registration Statement or, in the event of a shelf registration, the date of the prospectus for such follow-on offering, as may be requested by the Underwriter’s Representative; provided, however, that the Registered Holder shall not be required to agree to a Market Standoff for a period of time that commences less than thirty (30) days after the expiration of another period of time during which the Registered Holder has agreed to a Market Standoff. The obligations of the Registered Holder under this Section 5 shall be conditioned upon similar agreements being in effect with each other stockholder of the Company who is an executive officer or director of the Company. For purposes of this Warrant, the “Underwriter’s Representative” is the representative the underwriter or underwriters selected for the underwriting of a public offering of the Company’s securities.

(b)      Stop-Transfer Instructions. In order to enforce the covenants set forth in Section 3 and Section 5(a), the Company may impose stop-transfer instructions with respect to the securities of the Registered Holder (and the securities of every other person subject to the restrictions in Section 3 and Section 5(a)).

6. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate on June 24, 2012 (the “Expiration Date”).

7. Notices of Certain Transactions. In the event that the Company shall propose at any time to:

(a)    declare any dividend or distribution upon the Ordinary Shares, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)    offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(c)    effect any reclassification or recapitalization of the Ordinary Shares outstanding involving a change in the Ordinary Shares;

(d)    merge or consolidate with or into any other partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature; or

(e)    sell, lease, or convey all or substantially all its assets, property or business, or to liquidate, dissolve, or wind up the Company; then, in connection with each such event, the Company shall send to the Registered Holder (in accordance with the provisions of Section 23):

(i) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c), (d) and (e) above; and

(ii) in the case of the matters referred to in (c), (d) and (e) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

8. Reservation of Shares. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

9. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares called for on the face or faces of the Warrant or Warrants so surrendered.

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. No Rights as Shareholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.

12. Additional Rights. Upon exercise of this Warrant, the Registered Holder shall have and be entitled to exercise the rights granted to the signatories who were holders of the Common Stock issued upon conversion of Jazz Pharmaceuticals, Inc.’s Series BB Preferred Stock under the Investor Rights Agreement. By its receipt of this Warrant, the Registered Holder agrees to be bound by the Investor Rights Agreement.

13. No Fractional Shares. No fractional shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Ordinary Share on the date of exercise, as determined in good faith by the Company’s Board of Directors.

14. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the Company and the registered holder.

15. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

16. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

17. Survival of Representations. Unless otherwise set forth in this Warrant, the warranties, representations and covenants of the Company and the Registered Holder contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

18. Transfer: Successors and Assigns. The terms and conditions of this Warrant shall inure to the benefit of aril be binding upon the respective successors and permitted assigns of the parties provided that they have complied with the terms and conditions herein. Nothing in this Warrant, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Warrant, except as expressly provided in this Warrant.

19. Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

20. Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

21. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Warrant, (b) the balance of this Warrant shall be interpreted as if such provision were so excluded and (c) the balance of this Warrant shall be enforceable in accordance with its terms.

22. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Warrant, upon any breach or default of any other party under this Warrant, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Warrant, or any waiver on the part of any party of any provisions or conditions of this Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Warrant or by law or otherwise afforded to any party, shall be cumulative and not alternative.

23. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next business day; (iii) one day after deposit with a nationally (or internationally) recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Company shall be sent to the Company’s principal place of business. All notices to the Registered Holder shall be sent to the address as set forth on the signature page of this Warrant or at such other address as the Registered Holder may designate pursuant to Section 3(c) by ten (10) days’ advance notice to the Company.

24. Entire Agreement. This Warrant and the documents and agreements referred to herein (including the Investor Rights Agreement) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

JAZZ PHARMACEUTICALS PLC

By:
Name:
Title:
Address:	3180 Porter Drive Palo Alto, CA 94304

Fax Number: (650)496-3781

Accepted and Agreed:

REGISTERED HOLDER

[                        ]

By:
Name: Title

Address:

Fax Number:

[Signature Page to Ordinary Share Warrant]

EXHIBIT A

EXERCISE FORM

To:	Jazz Pharmaceuticals plc Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant No. [    ], hereby irrevocably elects to (a) purchase __________ Ordinary Shares covered by such Warrant and herewith makes payment of $ _______________ , representing the full purchase price for such shares at the price per share provided for in such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 4 of the Warrant and by its signature below hereby makes such representations and warranties to the Company as of the date hereof.

By:

Name:

Title:

Name of Entity:

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,

hereby sells, assigns and transfers all of the rights of the undersigned transferor under the attached Warrant with respect to the number of Ordinary Shares covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares

The undersigned transferor represents that it has complied with all of the provisions of the attached Warrant governing the transfer of such Warrant, including without limitation the provisions of Section 3 thereof, and acknowledges that any purported transfer of all or any part of such Warrant in violation of the terms of the attached Warrant shall be null and void.

Dated:	By:

Name:

Title:

The undersigned transferee of the attached Warrant acknowledges the limitations on transfer of the attached Warrant, including without limitation those contained in Section 3 thereof, agrees to be bound by the terms of the attached Warrant and the Investor Rights Agreement (as defined in the attached Warrant) to the same extent as if the undersigned transferee were the initial holder of the attached Warrant, and shall deliver to the Company together with this assignment form a counterpart signature page to the Investor Rights Agreement.

Dated:	By:

Name:

Title: